Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated March 15, 2010 (December 14, 2010, as to condensed consolidating financial information described in Note 19) relating to the consolidated financial statements of MoneyGram International, Inc. and our report dated March 15, 2010, relating to the effectiveness of MoneyGram International, Inc.’s internal control over financial reporting, appearing in the Current Report on Form 8-K of MoneyGram International, Inc. filed December 14, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 14, 2010